Exhibit 10.20

Summary of Director Compensation

                We provide cash compensation and stock options to non-employee members of our board of directors for serving on our board of directors.  After the closing of this offering, we will pay each of our non-employee directors $25,000 per year for serving on our board of directors.  In addition to compensation for board services, we will pay the members of our committees $10,000 per year to each member of our audit committee and $5,000 per year to each member of our compensation committee and governance and nominating committee.  In addition to any payments for being a member of the various committees of our board of directors, we will also pay the chair of the audit committee $10,000 and the chairs of each of the compensation committee and the governance and nominating committee $5,000.  We also pay each member of the board of directors $1,500 per meeting of the board of directors.  Members of our board of directors are reimbursed for some expenses in connection with attendance of board and committee meetings.

                Each of our directors, on the date the director is first elected or appointed to the board of directors, will automatically be granted an option to acquire 15,000 shares of common stock on the date of the grant.  The initial grant will vest quarterly over three years.  In addition, upon election of directors each year, each director will receive an automatic grant of options to acquire 5,000 shares of common stock on a fully diluted basis on the date of the grant.  These options will also vest quarterly over three years.